Exhibit 10.25

LAND PURCHASE AND SALE AGREEMENT

FEBRUARY 25, 2002

INCHEON METROPOLITAN CITY

VAXGEN, INC

LAND PURCHASE AND SALE AGREEMENT

This Land Purchase and Sale Agreement (“Agreement”) is entered into as of this 25th day of February 2002 (the “Effective Date”), by and between:

INCHEON METROPOLITAN CITY, a municipal government in the Republic of Korea (“Korea”) with its City Hall at 1090, Mansoo 6-dong, Namdong-gu, Incheon Metropolitan City (“Incheon Metropolitan City”), represented by Mr. Hong Shik Oh, a special delegate for city planning; and

VAXGEN, INC., a company having its head office at 1000 Marina Boulevard, Brisbane, California, U.S.A. (“VaxGen”).

(Incheon Metropolitan City and VaxGen shall individually be referred to as a Party and collectively as the Parties.)

WITNESSETH:

WHEREAS, VaxGen and certain other investors (“Other Investors”) executed a Memorandum of Understanding on October 19, 2001, whereby they expressed their intention to establish a joint venture company in Korea (“JVC”) for the purpose of constructing and operating a facility in Korea that will use cell culture technology licensed from VaxGen for the manufacture of a number of pharmaceutical products including, without limitation, AIDSVAX, an HIV vaccine using certain technology licensed to VaxGen from Genentech, Inc.;

WHEREAS, VaxGen and the Other Investors executed on the same date as this Agreement a certain Joint Venture Agreement (“JVA”), wherein they agreed to the terms and conditions by which they would establish and operate the JVC; and

WHEREAS, VaxGen wishes to purchase from Incheon Metropolitan City certain land located within Incheon Songdo New City, as described in further detail in Exhibit 1 attached hereto (“Land”), as the site for the manufacturing facilities of the JVC, and Incheon Metropolitan City agrees to sell the Land to VaxGen, under the terms and conditions herein.

NOW, THEREFORE, intending to be bound, the Parties hereto agree as follows:

Article 1.     Assignment of VaxGen’s Rights and Obligations to JVC

1.1	VaxGen and the Other Investors have agreed in the JVA to establish the JVC as soon as possible after the execution of this Agreement, but no later than sixty (60) days following the execution of this Agreement.

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1.2	Immediately following the establishment of the JVC, VaxGen and the JVC shall enter into an assignment agreement, in form and substance substantially similar to the Assignment Agreement attached hereto as Exhibit 2, whereby VaxGen shall assign to the JVC its rights, obligations, and liabilities under this Agreement in accordance with the terms and conditions set forth therein and herein. As of the effective date of the Assignment Agreement, this Agreement shall no longer be binding with respect to VaxGen, and VaxGen shall have no further rights, obligations, or liabilities under this Agreement with respect to the Land. Thereafter, this Agreement, including the terms, conditions, covenants, agreements, and exhibits contained herein, shall be binding only on the JVC and Incheon Metropolitan City. The JVC shall further agree to release VaxGen from responsibility for all existing and future obligations and liabilities arising under this Agreement.

1.3	Incheon Metropolitan City hereby consents to VaxGen’s assignment to the JVC of its rights, obligations, and liabilities under this Agreement as set forth in Article 1.2 above, and agrees to release VaxGen from responsibility for all existing and future obligations and liabilities arising under this Agreement, as of the date of VaxGen and the JVC’s execution of the Assignment Agreement.

Article 2.     Purchase and Sale of Land

Following the assignment of this Agreement to the JVC, and subject to the terms and conditions of this Agreement, Incheon Metropolitan City shall sell the Land to the JVC and the JVC shall purchase the same.

Article 3.     Purchase Price

3.1	The Parties acknowledge that because the Land is owned by a local government, the determination of the purchase price of the Land is subject to special procedures specified in the Local Government Budget Act, which, among other things, requires that the price of land owned by a local government be determined through appraisal(s) carried out by licensed real estate appraisal firms. The Parties further acknowledge that the JVC’s purchase price of the Land shall be 50% of the price appraised under such special procedures as described above.

3.2	The Parties agree to an initial purchase price of the Land of 14,501,292,000 Won (“Initial Purchase Price”). This Initial Purchase Price shall remain in effect until such time as the rezoning of the Land as referred to in Article 11 (c) has been completed, and a revised purchase price (“Revised Purchase Price”) has been determined, which shall reflect solely the increase in the value of the Land caused by the rezoning. (The term Purchase Price may be used to refer to the Initial Purchase Price and Revised Purchase Price individually or collectively).

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3.3	An additional interest payment shall be charged on the outstanding balance of the Initial or Revised Purchase Price, which shall accrue at the rate of four percent (4%) per annum, commencing as of the date of payment of the Down Payment as defined in Article 4.1 (“Interest”) and ending upon the payment of the Purchase Price in its entirety pursuant to Article 4.

3.4	The Parties shall determine the Revised Purchase Price as follows:

(a)	Within thirty (30) days following the rezoning of the Land, in satisfaction of the covenant under Article 11 (c) by Incheon Metropolitan City, each Party shall choose a real estate appraisal firm at its own expense to appraise the value of the Land upon the completion of the rezoning. Any adjustment to the appraisal value of the rezoned Land from the Initial Purchase Price shall reflect only the effect of the rezoning of the Land. No other factors or variables shall be considered in the appraisal, including but not limited to inflation, the state of development of the Land, or the increased availability of access roads or utilities on the Land. The Parties shall ensure that the appraisal firms, which are selected by the Parties, follow these instructions.

(b)	In the event that the appraised values of the rezoned Land, as determined independently by the two (2) appraisal firms in the manner set forth herein, are determined to differ by less than thirty percent (30%) of the lower appraised price, then the Parties hereby agree that the Revised Purchase Price of the Land shall be equal to fifty percent (50%) of the average of such two (2) appraised values. The Parties acknowledge that such fifty percent reduction is a special incentive granted under Article 39-4 (Reduction of Price) of Public Asset Management Ordinance of Incheon City Ordinance.

(c)	In the event that the appraised values of the rezoned Land, as determined independently by the two (2) appraisal firms in the manner set forth herein, are determined to differ by thirty percent (30%) or more of the lower appraised price, then the Parties shall repeat the appraisal process and undertake to have new appraisals made on the Land until such time as the appraised values of the rezoned Land differ by less than thirty percent (30%) as set forth in 3.4 (b) above. The Revised Purchase Price shall be equal to fifty percent (50%) of the average of the two appraised values of the Land.

Article 4.     Payment of the Purchase Price

4.1	The JVC shall pay 1,450,129,200 Won, which is equal to ten percent (10%) of the Initial Purchase Price, to Incheon Metropolitan City as a down payment (“Down Payment”) within ten (10) days from the date of the execution of the Assignment Agreement. (The date of payment of the Down Payment shall be referred to as the “Down Payment Date.”)

4.2	The remainder of the Initial Purchase Price shall be paid in five equal installments (each installment payment shall be referred to as “Installment Payment”), which shall be made within thirty (30) days following the second, fourth, sixth, eighth, and tenth anniversaries of the date of payment of the Down Payment (“Installment Payment Date”), and shall also include any accrued Interest, as set forth in Article 3.3. Notwithstanding the foregoing, as soon as the Parties have agreed to the Revised Purchase Price, subsequent Installment Payments should be adjusted so that the total payments made equal the Revised Purchase Price, plus any accrued Interest, less the amount of the Down Payment and any Installment Payments already made, if any.

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4.3	Details of each Installment Payment of the Purchase Price and its payment schedule shall be the same as described in Exhibit 6 attached hereto.

Article 5.     Default Interest

5.1	In the event that the JVC fails to pay any Installment Payment by the due date as set forth in Article 4.2 above, the JVC shall pay to Incheon Metropolitan City a late payment interest, which shall be calculated by the interest rate as specified under the relevant regulations of Incheon Metropolitan City for the period from the date following the due date until the date of actual payment.

5.2	The JVC may pay to Incheon Metropolitan City any installment payment prior to the due date. In such case, Incheon Metropolitan City shall reduce the installment payment by the amount calculated by applying the prepayment discount rate, as applied by the bank designated by Incheon Metropolitan City as of the date of such prepayment.

Article 6.     Acceleration of Payment

In the event that any one of the following events takes place with respect to the JVC’s payment of the Purchase Price as set forth under this Agreement, the JVC shall be required to pay all the remaining installment payments without delay:

(a)	If the JVC is late with payment of any installment payments by ninety (90) days or longer;

(b)	In the event any creditor of the JVC effects an attachment, injunction order, statutory auction or other similar encumbrances on the Land, or in the JVC becomes subject to compulsory “work out” (composition);

(c)	If any party files an application for company reorganization or bankruptcy proceedings for the JVC; or

(d)	If the JVC sells, leases or provides the Land as collateral to a third party for purposes other than the JVC’s intended business objectives.

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Article 7.     Transfer of Rights and Possession

7.1	Incheon Metropolitan City shall, on the Down Payment Date, surrender and deliver to the JVC sole possession of the Land, free from any encumbrances and any rights of tenants or any other person to occupy such Land or any portion thereof and in such condition that the JVC may immediately use the Land for construction of manufacturing facilities.

7.2	Incheon Metropolitan City shall transfer title to the Land to the JVC upon the payment of the entire Purchase Price or upon the JVC providing a payment guarantee, issued by a local bank acceptable to Incheon Metropolitan City, in the amount equal to the remainder of the Purchase Price.

Article 8.     Risk of Loss

In the event of a natural disaster, force majeure, or any other accident beyond the control of the Parties damages the Land before title to the Land is duly transferred to the JVC pursuant to this Agreement, Incheon Metropolitan City shall assume the entire risk from such disaster, force majeure or accident.

Article 9.     Prohibition of Disposition of the Property

9.1	After the Parties execute this Agreement, Incheon Metropolitan City shall not, without the prior written consent of the JVC, do anything that may hinder the full exercise of ownership rights, such as transferring, leasing, or mortgaging the Land to a third party. Incheon Metropolitan City shall not encumber the Land in any manner and shall maintain the full value of the Land.

9.2	When the title to the Land is transferred to the JVC in accordance with the provisions of this Agreement, it shall allow Incheon Metropolitan City to register a repurchase option in the Land Registry in favor of Incheon Metropolitan City in accordance with Article 95-2 paragraph 1 of the Presidential Decree of the Local Budget Act, and Article 39-4, paragraph 6 of the Public Asset Management Ordinance of Incheon City. In the event that, within five (5) years after title to the Land has transferred to the JVC, the JVC sells or provides as collateral the Land to a third party, Incheon Metropolitan City shall purchase back the Land from the JVC at the price equal to the Purchase Price by exercising such repurchase option; provided, however, that the JVC may provide the Land as collateral to a third party in order to secure a loan necessary for conducting its intended business objectives, and in this case, Incheon Metropolitan City shall not exercise its repurchase option to purchase back the Land. For the avoidance of doubt, after five (5) years have lapsed after the transfer of title to the Land to the JVC, the JVC shall be free to mortgage, sell, or otherwise dispose of the Land without any repurchase or other intervention by Incheon Metropolitan City.

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Article 10.     Representations and Warranties of the Parties

10.1	Incheon Metropolitan City represents and warrants to VaxGen and the JVC that, as of the time of execution of this Agreement:

(a)	Incheon Metropolitan City has the legal right, power and authority to execute this Agreement and to sell the Land to the JVC.

(b)	There are no mortgages, provisional registrations, superficies, servitudes, liens, leases, unpaid taxes or any other charges or encumbrances on the Land. There are no defects which may prevent the JVC from acquiring title to the Land.

(c)	There are no civil, administrative or any other legal actions and disputes against or involving the Land, including but not limited to contemplated or pending condemnations or confiscations of all or part of the Land.

(d)	Incheon Metropolitan City has not left, buried or disposed of any pollutant, contaminant, industrial waste, or hazardous material on or in the Land, or caused any pollutant, contaminant, industrial waste, or hazardous material to be left, buried, or disposed of on or in the Land. Incheon Metropolitan City does not have any knowledge of the existence of such waste or material on the Land.

(e)	There are no legal restrictions, which would prevent, hinder, or delay the JVC from obtaining the government approvals necessary for construction on the Land of the Plant as defined herein.

(f)	Except for the restrictions caused by the present zoning classification of the Land as a “green area and residential area”, which will be removed immediately after the Land is converted to an “industrial area” in accordance with Article 11 (c), there are no other environmental, zoning or legal restrictions which may prevent the JVC from building, operating and maintaining its intended manufacturing plant as described herein.

(g)	The physical description and condition of the Land and the industrial infrastructure to be constructed with respect to the Land satisfies or shall satisfy each of the terms, conditions, descriptions, and representations provided herein, including but not limited to those set forth in the Exhibits attached hereto. The delivery of possession of the Land shall further satisfy the terms and conditions set forth herein.

10.2	VaxGen represents and warrants to Incheon Metropolitan City that as of the time of execution of this Agreement:

(a)	VaxGen has the legal right, power and authority to execute this Agreement and to agree to the terms and conditions of this Agreement;

(b)	There are no legal restrictions which would prevent, hinder, or delay the JVC from obtaining the government approvals necessary for construction on the Land of the Plant as defined herein.

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(c)	The JVC shall be incorporated as a small and medium-sized enterprise as defined under the Small and Medium-sized Enterprise Basic Act.

Article 11.     Covenants of Incheon Metropolitan City

Incheon Metropolitan City acknowledges that the purpose of the JVC acquiring the Land is to establish on the Land a manufacturing facility for the production of pharmaceutical products, including AIDSVAX, which will be constructed in three phases, and which shall have the specifications and be subject to the terms set forth in Exhibit 3 of this Agreement (“Plant”). In this connection, Incheon Metropolitan City covenants that:

(a)	By the Down Payment Date, it will have carried out the civil engineering work specified in Exhibit 4 of this Agreement to enable the JVC to commence construction of the Plant for Phase I as set forth in Exhibit 3 without delay;

(b)	It will provide the access road, electricity, water pipes, sewage facilities, telecommunications facilities and other infrastructure as specified in Exhibit 5 of this Agreement in accordance with the schedule also specified in Exhibit 5;

(c)	It shall do any and all things necessary to achieve rezoning of the Land from the current designation of “green area and residential” under the Urban Planning Law to “industrial area” by no later than June 30, 2002, so that the JVC may build, expand, operate and maintain the Plant on the Land on the scale satisfying the minimum requirements for Phase II and Phase III of construction, as set forth in Exhibit 3.

(d)	It shall provide all administrative assistance and support necessary to ensure that the JVC will obtain all approvals, licenses, registrations, and permits.

(e)	The Land shall be fit for the specific purpose expressly set forth herein.

Article 12.     Covenants of the JVC

12.1	The JVC shall be registered as a foreign-invested entity as defined under the Foreign Investment Promotion Law, and the amount of the foreign investment in the JVC, whether it be in cash or in-kind, shall be equal to, or greater than US $5 million; and

12.2	The business objectives of the JVC shall include those activities which are recognized as “advanced technology accompanied”.

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Article 13.     Conditions Precedent

13.1	The obligation of the JVC to pay the Down Payment and any of the Installment Payments is conditional upon the following. For the avoidance of doubt, the JVC will have no obligation to pay the Down Payment or any of the Installment Payments, unless the following condition precedent is fully satisfied or expressly waived by the JVC.

The representations, warranties, and covenants contained in Articles 10 and 11 and elsewhere in this Agreement shall be true and correct as of the Down Payment Date and as of each Installment Payment Date.

13.2	In addition to the conditions precedent in Article 13.1, the obligation of the JVC to pay the first Installment Payment is conditional upon the occurrence of the following events:

(a)	Incheon Metropolitan City shall have performed, on or before the first Installment Payment Date, all the infrastructure specified in Exhibit 5 pursuant to Article 11 (b) that Incheon Metropolitan City has agreed to perform or provide by the corresponding target dates specified in Exhibit 5, which target dates fall on or before the first Installment Payment Date.

(b)	Incheon Metropolitan City shall have successfully effected the rezoning of the Land from “green area and residential area” to “industrial use” as obligated under Article 11 (c).

13.3	The obligation of the JVC to pay the remaining Installment Payments is conditional upon Incheon Metropolitan City performing, on or before each of the relevant Installment Payment Dates, the covenants specified in Exhibit 5 pursuant to Article 11 that Incheon Metropolitan City has agreed to satisfy by the corresponding target dates specified in Exhibit 5, which target dates fall on or before the relevant Installment Payment Date. For the avoidance of doubt, if any of the conditions precedent set forth in this Article 13 have not been satisfied on or before the scheduled Installment Payment Date, then the JVC will withhold making the scheduled Installment Payments in question until the conditions precedent for payment have in fact been satisfied.

Article 14.     Termination of Agreement

14.1	This Agreement shall automatically terminate upon the occurrence of any of the following events:

(a)	The JVC is not established within eighty (80) days following the date of execution of this Agreement;

(b)	VaxGen and the JVC do not execute the Assignment Agreement within thirty (30) days following the establishment of the JVC; or

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(c)	The JVC fails to obtain approval from the relevant government agency of its application for tax exemptions, which are available with respect to the inducement of advanced technology pursuant to the relevant provisions of the Tax Incentive Limitations Law and its regulations, within ninety (90) days following the establishment of the JVC.

14.2	Incheon Metropolitan City may terminate this Agreement, effective immediately, in the event of any of the following occurrences, upon giving written notice to the JVC:

(a)	If any of the representations and warranties of the JVC as set forth herein is found to be false;

(b)	If the JVC delays any payment due to Incheon Metropolitan City under this Agreement for more than ninety (90) days; or

(c)	If the JVC otherwise breaches any of its obligations hereunder and fails to cure such violation within sixty (60) days from receipt of notice from Incheon Metropolitan City demanding correction.

14.3	The JVC may immediately terminate this Agreement, effective immediately, in the event of any of the following occurrences, upon giving written notice to Incheon Metropolitan City:

(a)	If any of the representations and warranties of Incheon Metropolitan City set forth herein are found to be false;

(b)	If Incheon Metropolitan City fails to provide any of the civil engineering work specified in Exhibit 4 by the target dates as specified in Exhibit 4 or fails to provide any of the infrastructure specified in Exhibit 4 by the target dates as specified in Exhibit 4;

(c)	The Land is not rezoned as an industrial area on or before June 30, 2002; or

(d)	If Incheon Metropolitan City otherwise breaches any of its obligations hereunder and fails to cure such violation within sixty (60) days following receipt of notice from the JVC demanding correction.

Article 15.     Consequences of Termination

15.1	In the event this Agreement is terminated for any reason, Incheon Metropolitan City shall immediately return to the JVC any portion of the Purchase Price that has already been paid as of the date of such termination, and the JVC shall surrender the Land to Incheon Metropolitan City, subject to the terms and conditions provided below in this Article 15.

15.2	In the event this Agreement is terminated pursuant to Article 14.2, the Parties shall discuss and agree, within sixty (60) days from the termination, as to whether to remove any buildings and structures on the Land or sell such buildings and structures to Incheon Metropolitan City, or a third party designated by Incheon Metropolitan City. If the Parties agree to remove such buildings and structures, the JVC shall remove such buildings and structures at its own cost within one hundred eighty (180) days following the termination of this Agreement. If the Parties agree for such buildings and structures to be sold to Incheon Metropolitan City or its designee, the parties will cause such buildings and structures to be appraised by the same method as that provided in Article 3.4, and upon payment of the appraised price by Incheon Metropolitan City or its designee to the JVC, the JVC shall surrender the Land, buildings and structures to Incheon Metropolitan City or the designee, within one hundred eighty (180) days following the termination of this Agreement. If the Parties fail to reach an agreement on such sale, the JVC shall remove such buildings and structures at its expense. The Parties agree that in the event of sale of the buildings and structures to Incheon Metropolitan City or its designee, the sale and purchase agreement for the buildings and structures shall be retroactively effective as of the date of termination of this Agreement. The JVC shall provide Incheon Metropolitan City with an appropriate insurance policy to ensure that the JVC shall remove at its expenses all such buildings and structures.

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15.3	In the event that this Agreement is terminated pursuant to Article 14.3 or due to any other reason attributable to Incheon Metropolitan City, Incheon Metropolitan City shall purchase the buildings and structures on the Land at the appraised price as determined in the same manner as provided in Article 3.4 above.

Article 16.     Notices

All notices or other communications required hereunder shall be in writing and shall be deemed to have been duly given upon delivery by facsimile with confirmation back or by registered mail to the following addresses:

To: Incheon Metropolitan City:
Mr. Hong Sik Oh
Chief of Incheon Urban Development Authority
1090, Mansoo 6-dong, Namdong-gu, Incheon
Tel. No.: 032-469-4811   Fax No.: 032-469-4822

To: VaxGen, Inc.:
CEO, Lance K. Gordon, Ph.D.
VaxGen Inc.
1000 Marina Boulevard, Blisbane
CA 94005-1841, U.S.A
Tel. No. 650-624-1000 Fax.No. 650-624-1001

In the event of a change (or in the case of the JVC, any additions) to the name, designation, or address to which notices shall be sent pursuant to this Article 16, then such notification must be given immediately.

Article 17.     Jurisdiction

17.1	The interpretation of this Agreement shall in accordance with the laws of the Republic of Korea.

17.2	All disputes or controversies arising under this Agreement or connected with this Agreement, its interpretation, performance, or termination shall be settled before Seoul District Court.

Article 18.     Entire Agreement

This Agreement, along with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter contained herein, and supercedes all prior understandings and agreements, whether written or oral, of the Parties related to the purchase of the Land, as set forth herein. There are no restrictions, promises, covenants, or understandings other than those expressly set forth herein, and no rights or duties on the part of either Party are to be implied or inferred beyond those expressly provided for herein. The Parties hereto may, from time to time during the term of this Agreement, modify, vary, or alter any of the provisions of this Agreement but only by written agreement duly executed by the Parties.

Article 19.     Force Majeure

The failure of any Party to perform any obligation pursuant to this Agreement by reason of “acts of God”, acts of governments, riots, wars, accidents, or deficiencies in materials or transportation or other causes of any nature beyond its control shall not be deemed to be a breach of this Agreement, provided that the non-performing or delayed Party provides to the other Party written notice of the existence and nature of such reason for the nonperformance and delay, and that, in the event of a force majeure event, which continues unabated for a term of one hundred eighty (180) days, the Party not subject to force majeure shall have the ability to terminate the Agreement.

Article 20.     Waivers

No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power, or privilege.

Article 21.     Severance

If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining provisions shall not be affected by such holding. The Parties agree to negotiate and amend in good faith such provision in a manner consistent with the intentions of the parties as expressed in the Agreement if any invalid or unenforceable provision affects the consideration of either Party.

Article 22.     Governing Languages

This Agreement shall be in written in the Korean and English languages, and in the event of a discrepancy, the Korean version of this Agreement shall prevail over the English version thereof.

Article 23.     Counterparts

This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in two (2) copies by their duly authorized representatives as of the date first written.

Incheon Metropolitan City By: —————————————— Name: Ki Sun Choi Title: Mayor of Incheon Metropolitan City	VaxGen, Inc. By: —————————————— Name: Lance K. Gordon Title CEO

By: —————————————— Name: Hong Shik Oh Title: Special Delegate of Incheon Metropolitan City

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